Exhibit 99.1

XenoPort Reports First Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--May 4, 2011--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the first quarter ended March 31, 2011. Revenues for the quarter were $0.4 million, compared to $0.1 million for the same period in 2010. Net loss for the first quarter was $17.2 million, compared to a net loss of $28.2 million for the same period in 2010. At March 31, 2011, XenoPort had cash and cash equivalents and short-term investments of $93.1 million.

XenoPort also announced today that it has initiated work on its preclinical product candidate, XP23829, that could support the filing of an application to initiate a Phase 1 clinical trial in 2012. XP23829 is a new chemical entity that is an oral prodrug of methyl hydrogenfumarate (MHF), a molecule that appears to have anti-inflammatory properties and the potential to modulate cellular responses to oxidative stress. An oral formulation of fumaric acid esters (mixed dimethylfumarate (DMF) and monoethylfumarate salts) is approved in Germany and widely used for the treatment of psoriasis. BG-12, an oral formulation of DMF (a prodrug of MHF with a different chemical structure than XP23829) from Biogen Idec Inc., has shown promise in late-stage clinical trials for the potential treatment of relapsing-remitting multiple sclerosis (MS).

XenoPort Business Updates

The following key events occurred since the beginning of the first quarter of 2011:

  The U.S. Food and Drug Administration (FDA) approved Horizant™ (gabapentin enacarbil) Extended-Release Tablets for the treatment of moderate-to-severe primary restless legs syndrome in adults. Stocking of distributors and pharmacies is expected to begin in June 2011, and GlaxoSmithKline (GSK) intends to launch Horizant in July.
  The company announced that it has reached agreement with the FDA on a Special Protocol Assessment (SPA) for a pivotal Phase 3 clinical trial of arbaclofen placarbil (AP) as a potential treatment of spasticity in MS patients. XenoPort also completed an End of Phase 2 meeting with the FDA in which the FDA indicated that the Phase 3 pivotal trial that is the subject of the SPA and additional studies identified in the End of Phase 2 meeting could form the basis of a new drug application (NDA) for AP as a treatment for spasticity to be filed under Section 505(b)(2).
  Preliminary top-line results were reported from a Phase 2b clinical trial of AP as adjunctive therapy in patients with gastroesophageal reflux disease (GERD) who do not experience complete relief of GERD symptoms while being treated with proton pump inhibitors. AP failed to demonstrate clear efficacy over placebo in this trial.
  Data was presented on a preclinical product candidate, XP23829, at the 63rd Annual Meeting of the American Academy of Neurology (AAN) in Honolulu, Hawaii. The poster presentation was entitled “Comparison of the Efficacy and Tolerability of a Novel Methyl Hydrogenfumarate (MHF) Prodrug with Dimethylfumarate (DMF) in Rodent EAE and GI Irritation Models.”

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “The approval of Horizant in April was a key milestone for the company. We are very proud of this accomplishment and look forward to working with GSK to make Horizant available to physicians and their patients.”

Dr. Barrett continued, “We were obviously disappointed by the results of our AP trial in GERD patients. While the efficacy data did not support further development in GERD at this time, we believe that the safety profile of AP observed in the study continues to support our planned Phase 3 development program for AP in patients with spasticity. We were pleased to reach agreement with the FDA on the development plan for spasticity and expect to begin the pivotal Phase 3 efficacy trial later this quarter. Finally, we have decided to resource the preclinical development of XP23829, with the goal of starting the first human study next year. Our hope is that we can develop a formulation of XP23829 that provides optimal pharmacokinetics, resulting in efficacy and improved tolerability and perhaps once-a-day dosing. If we can achieve this objective, we believe that XP23829 could potentially be a best-in-class drug in the oral treatment of relapsing-remitting MS.”

XenoPort First Quarter 2011 Financial Results

Revenues for the quarter were $0.4 million, compared to $0.1 million for the same period in 2010. The increase in revenues for the first quarter of 2011 was due to the forgiveness of XenoPort’s share of Horizant pre-launch operating losses beginning in the fourth quarter of 2010.

Research and development expenses for the first quarter of 2011 were $9.9 million, compared to $15.1 million for the same period in 2010. The decrease in expenses for the first quarter of 2011 was principally due to decreased net costs for AP clinical and manufacturing expenses as well as decreased personnel costs due to reduced headcount and lower non-cash stock-based compensation.

Selling, general and administrative expenses remained relatively constant at $7.8 million for the first quarter of 2011, compared to $8.1 million for the same period in 2010.

Net loss for the first quarter of 2011 was $17.2 million, compared to a net loss of $28.2 million for the same period in 2010. Basic and diluted net loss per share was $0.49 for the first quarter of 2011, compared to $0.93 for the same period in 2010.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers or 1-706-645-9291 for international callers. The reference number to enter the call and the replay of the call is 63158671.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. In April 2011, the FDA approved XenoPort’s first product, known in the United States as Horizant™ (gabapentin enacarbil) Extended-Release Tablets. GSK holds commercialization rights and certain development rights for Horizant in the United States. Gabapentin enacarbil is being developed in partnership with Astellas Pharma Inc. for the potential treatment of restless legs syndrome in Japan. XenoPort’s pipeline of product candidates includes potential treatments for patients with neuropathic pain, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and GSK’s plans to launch and commercialize Horizant and the timing thereof; XenoPort’s future AP clinical development program and the timing and results thereof; XenoPort’s future pre-clinical studies and clinical trials and the timing thereof; FDA discussions, the regulatory process and the timing and outcome of regulatory actions; the potential for the filing of an NDA for AP with the FDA under Section 505(b)(2); the suitability of AP as a treatment for spasticity; the potential for starting clinical development of XP23829 and the timing thereof; XenoPort’s future XP23829 preclinical and clinical development plans; the potential suitability of XP23829 as a treatment for relapsing-remitting MS; and the therapeutic and commercial potential of XenoPort’s preclinical and clinical product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “appears,” “believe,” “could,” “expected,” “goal,” “hope,” “intends,” “planned,” “potential,” “promise,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s dependence on GSK to commercialize Horizant; the uncertain results and timing of clinical trials and other studies; XenoPort’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s NDA review process, including uncertainty as to whether the FDA would approve an NDA filed under Section 505(b)(2) and as to the requirements for acceptance and approval of any such filing; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 1, 2011. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.

Horizant is a trademark of GSK.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2011	2010

Current assets:
Cash and cash equivalents	$22,983	$23,192
Short-term investments	70,128	85,403
Prepaids and other current assets	2,554	2,206
Total current assets	95,665	110,801
Property and equipment, net	6,339	7,209
Restricted investments and other assets	3,036	3,219
Total assets	$105,040	$121,229
Liabilities:
Current liabilities	$9,455	$11,487
Noncurrent liabilities	15,404	15,783
Total liabilities	24,859	27,270
Stockholders’ equity (deficit):
Common stock	35	35
Additional paid-in capital and other	484,708	481,330
Accumulated deficit	(404,562)	(387,406)
Total stockholders’ equity	80,181	93,959
Total liabilities and stockholders’ equity	$105,040	$121,229

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,

	2011	2010
Revenues:
Net revenue from unconsolidated joint operating activities	$--	$(286)
Collaboration revenue	379	379
Total revenues	379	93
Operating expenses:
Research and development*	9,854	15,079
Selling, general and administrative*	7,751	8,063
Restructuring charges	--	5,275
Total operating expenses	17,605	28,417
Loss from operations	(17,226)	(28,324)
Interest income	70	99
Net loss	$(17,156)	$(28,225)
Basic and diluted net loss per share	$(0.49)	$(0.93)
Shares used to compute basic and diluted net loss per share	35,273	30,437

*Includes employee non-cash stock-based compensation, excluding non-cash stock-based compensation resulting from XenoPort’s restructuring plan, as follows:
Research and development	$1,507	$2,319
Selling, general and administrative	2,406	2,318
	$3,913	$4,637

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com